Exhibit 99.1

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are generally accompanied by words with forward-looking connotations such as “will” and “expect.” Forward-looking statements in this press release include, without limitation: (i) our disclosure of anticipated operating results for the fourth fiscal quarter of 2004, including total EBITDA, net income, diluted earnings per share, revenue from player terminal sales and from non-player terminal revenue sources, and other financial and statistical information related to our fourth fiscal quarter; (ii) our expectations regarding the opening dates for development projects in which we are involved; and (iii) any implication that we eventually will close player station transactions or recognize revenue from such transactions that have already closed.

The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to the following: (a) our preliminary operating results may change once we complete our quarterly and annual accounting; (b) we may not be able to close some or all of the player terminals transactions that remain in our pipeline; (c) we may not be able to recognize revenue related to certain player terminal transactions in the near term, if at all; (d) our business remains subject to regulatory risk and economic and competitive pressures that may adversely impact our operating results; and (e) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. Multimedia is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Multimedia Games, Inc. (Nasdaq: MGAM) announced today that it expects its fiscal fourth quarter and full-year results for the period ended September 30, 2004 to be below prior expectations, primarily as a result of lower-than-projected contributions from the sale of player terminals, as well as lower-than-expected revenue from Class II games at customer facilities where Multimedia shares in the revenue generated from the player terminals.

The Company’s prior guidance and current expectations are outlined in the table below. The anticipated 2004 fiscal fourth quarter and full-year results are preliminary and are based upon currently available information and management estimates and assumptions. Multimedia’s final results may vary based upon completion of the Company’s post-quarter accounting procedures.

(In millions, except diluted EPS)

	Previous(1) Q4 2004 Guidance	Q4 2004 Current Expectations	Q4 2003 (Actual)	Previous(1) FY 2004 (Guidance)	FY 2004 Current Expectations	FY 2003 (Actual)
EBITDA(2)	$29.5—$32.1	$21.5—$23.4	$18.1	$93.6—$96.2	$85.6—$87.5	$72.4
Net Income	$11.3—$12.9	$6.5—$7.4	$7.4	$36.9—$38.5	$32.1—$33.0	$31.7
Diluted EPS(3)	$0.37—$0.42	$0.22—$0.24	$0.25	$1.20—$1.25	$1.05—$1.07	$1.08

(1)	As reported July 29, 2004.

(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable financial measure under “GAAP” (Generally Accepted Accounting Principles), can be found at the end of this release.

(3)	Diluted EPS guidance and actual data has been adjusted to reflect the Company’s February 2004 2-for-1 common stock split. For the quarter ended September 30, 2004, Multimedia Games had approximately 30.3 million fully diluted shares.

Multimedia’s fiscal 2004 fourth quarter diluted earnings per share guidance included expected contributions of approximately $0.11—$0.16 per diluted share from the sale of player terminals. The Company now expects that fiscal 2004 fourth quarter contributions from the sale of player terminals will be $0.03—$0.04 per diluted share. In addition, fiscal 2004 fourth quarter revenue from Multimedia’s Class II games did not reach the levels necessary to achieve the July 29 guidance. The lower-than-expected Class II revenue is expected to impact the prior guidance by approximately $0.06—$0.07 per diluted share.

Multimedia’s total revenue for the fiscal 2004 fourth quarter period is expected to rise to record quarterly levels of approximately $139.1 million, representing a 12.6% increase over fiscal 2004 third quarter total revenue of $123.5 million. In addition, the Company’s net revenue for the fiscal 2004 fourth quarter period is expected to rise to a record approximate $43.3 million, representing a 17.3% increase over fiscal 2004 third quarter net revenue of $36.9 million.

As noted above, Multimedia expects lower-than-anticipated revenue contributions from sales of player terminals during the fiscal 2004 fourth quarter. The Company’s initial estimate of FY 2004 fourth quarter player terminal sales anticipated contributions from four or five transactions aggregating 1,082 to 1,582 player terminals, inclusive of two previously-disclosed third quarter contracts for the sale of player terminals. The Company now expects to record revenue from only two of these transactions, for a total of 317 player terminals.

Multimedia expects quarterly sequential net revenue growth in the fiscal fourth quarter from sources other than player terminal sales (principally Class II and other gaming revenue, licensing revenue, and lease revenue) of approximately 7.7%. During the fiscal fourth quarter the blended hold per day per unit derived from Multimedia’s New Generation Class II, C-TILG (California Tribal Instant Lottery Games) and charity operations did not rise to the levels expected when the Company established its guidance, although it was in line with that of the fiscal third quarter. The Company experienced monthly sequential declines in the blended hold per day per unit from July through September, and the declines in the latter part of the quarter were greater than anticipated.

The prior revenue forecast assumed the placement of approximately 1,500 player terminals pursuant to development agreements, of which approximately 1,250 were installed, and the expected placement of approximately 1,000 player terminals in other Class II facilities and the charity market, of which approximately 1,100 were installed in the period ended September 30, 2004. During the fiscal fourth quarter, Multimedia elected to remove approximately 150 player terminals from the field for remanufacture and redeployment to meet expected FY 2005 Q1 commitments. Reflecting the above-noted player terminal installations and removals as well as other player terminal removals, Multimedia placed 1,713 net player terminals, with a large percentage of those installations occurring later in the period than expected.

In the fiscal fourth quarter of 2004, there were delays in the openings of four facilities that are being constructed pursuant to development agreements. Of those four facilities, two opened late in the fourth quarter, while the other two, representing a total of approximately 600 additional player terminals, did not open prior to September 30, 2004 and are now expected to open in FY 2005 Q1. These delays minimally impacted Multimedia’s quarterly results relative to the Company’s prior projections.

The table below sets forth Multimedia’s end-of-period installed player terminal base by product line or market for each of the five most recent fiscal quarters. Total Other Gaming Units includes ongoing placement of units in the charity bingo and Tribal Instant Lottery Game markets, some of which have been converted from Class II units.

Quarter Ended	Reel Time Bingo	MegaNanza™	Legacy	Total Class II Units	Class III Washington State	Total Other Gaming Units
9/30/2004	9,805	—	846	10,651	3,583	2,753
6/30/2004	8,686	—	1,009	9,695	3,180	1,996
3/31/2004	8,862	—	1,171	10,033	3,074	1,573
12/31/2003	8,842	—	1,290	10,132	3,005	589
9/30/2003	8,473	288	1,498	10,259	2,851	—

(In millions):

Reconciliation of U.S. GAAP Net income to EBITDA(1):

	Q4 2004 (Current Expectations)	Q4 2003 (Actual)	FY 2004 (Current Expectations)	FY 2003 (Actual)
Net Income	$6.5—$7.4	$7.4	$32.1—$33.0	$31.7
Add back:
Amortization and depreciation	$10.8—$11.1	$6.6	$36.1—$36.4	$21.7
Interest expense (income), net	$0.2	—	$0.4	—
Income tax expense	$4.0—$4.7	$4.0	$17.0—$17.7	$19.1
EBITDA(1)	$21.5—$23.4	$18.1	$85.6—$87.5	$72.4

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Multimedia will report its actual financial results for the fiscal 2004 fourth quarter on Wednesday, November 17. Details of the conference call and simultaneous webcast will be provided at a later time.

Multimedia Games will be hosting a conference call and simultaneous webcast at 4:30 p.m. EDT today, both of which are open to the general public. The conference call numbers are 212/231-6014 or 415/537-1853; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.multimediagames.com/Investors/Index.htm. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can also be accessed for thirty days on the Internet at the above link.

About the Company

Multimedia Games is a leading supplier of interactive systems, electronic games and player terminals for rapidly growing markets, including the Native American gaming market, as well as the growing racino and charity bingo markets. Multimedia designs and develops networks, software and content that provide its customers with comprehensive gaming systems delivered through a telecommunications network that links its player terminals with one another both within and among gaming facilities. The Company’s ongoing development and marketing efforts focus on new Class II gaming systems and products, Class III video lottery systems for use by Native American tribes throughout the United States, and products for charity bingo opportunities. Additional information may be found at www.multimediagames.com.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are generally accompanied by words with forward-looking connotations such as “will” and “expect.” Forward-looking statements in this press release include, without limitation: (i) our disclosure of anticipated operating results for the fourth fiscal quarter of 2004, including total EBITDA, net income, diluted earnings per share, revenue from player terminal sales and from non-player terminal revenue sources, and other financial and statistical information related to our fourth fiscal quarter; (ii) our expectations regarding the opening dates for development projects in which we are involved; and (iii) any implication that we eventually will close player station transactions or recognize revenue from such transactions that have already closed. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to the following: (a) our preliminary operating results may change once we complete our quarterly and annual accounting; (b) we may not be able to close some or all of the player terminals transactions that remain in our pipeline; (c) we may not be able to recognize revenue related to certain player terminal transactions in the near term, if at all; (d) our business remains subject to regulatory risk and economic and competitive pressures that may adversely impact our operating results; and (e) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. Multimedia is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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